Validus Holdings, Ltd.
29 Richmond Road
Pembroke, HM 08 Bermuda

VALIDUS HOLDINGS ANNOUNCES AGREEMENT WITH
ARCHER DANIELS MIDLAND TO ACQUIRE ADM CROP RISK SERVICES BUSINESS

PEMBROKE, Bermuda, January 30, 2017 - Validus Holdings, Ltd. (“Validus” or the “Company”) (NYSE: VR) announced today that they have reached an agreement with Archer Daniels Midland Company (“ADM”) (NYSE: ADM) for the purchase of ADM’s Crop Risk Services business (“CRS”). The transaction includes a marketing services agreement under which ADM and Validus will work together to continue to offer a full range of insurance and farm products and services to CRS customers.

CRS is a primary crop insurance general agent based in Decatur, Illinois with $548.9 million gross premiums written for the 2016 reinsurance year and 1,170 agents across 36 states. Validus intends to have CRS operate as part of the Western World Insurance Group.

Ed Noonan, Validus’ Chairman and Chief Executive Officer, stated, “I’m very pleased to welcome CRS to Validus. CRS is a high quality crop insurance provider that has achieved excellent growth in recent years. Validus will benefit from CRS’s commitment to provide superior customer service to agents and farmers via their leading technology capabilities. The addition of CRS complements Validus’ existing agriculture book and participation in this market is a logical step as Validus continues to expand our presence in U.S. primary specialty lines. We are excited by the long-term partnership with ADM as this transaction further provides the unique opportunity of a marketing services agreement with one of the largest agricultural processors in the world.”

Joe Taets, President of ADM’s Agricultural Services Business Unit, stated, “We’re pleased to have reached an agreement that includes a marketing services agreement that will allow ADM and Validus to work together to continue to offer customers a full array of crop insurance products as well as ADM’s grain marketing services. We are pleased to have found a buyer in Validus that is committed to running-and growing-the business, and we look forward to continuing to work with Validus and the CRS sales team and their customers across the country.”

Under the terms of the transaction, ADM will receive $127.5 million in cash, subject to certain working capital and balance sheet adjustments in exchange for 100% of the outstanding stock of CRS. Validus intends to use cash on hand to fund the transaction. Validus anticipates the closing to take place during the second quarter of 2017 and is subject to obtaining required regulatory approvals and the satisfaction of other customary closing conditions.

Goldman, Sachs & Co. is acting as financial advisor to Validus and Skadden, Arps, Slate, Meagher & Flom LLP is acting as legal counsel.

Investor Presentation

An investor presentation detailing the transaction is available on Validus’ website at www.validusholdings.com.

About Validus Holdings, Ltd.

Validus Holdings, Ltd. (“Validus”) is a holding company for reinsurance and insurance operating companies and investment advisors including Validus Reinsurance, Ltd. (“Validus Re”), Talbot Holdings Ltd. (“Talbot”), Western World Insurance Group, Inc. (“Western World”) and AlphaCat Managers, Ltd. (“AlphaCat”). Validus Re is a Bermuda based reinsurer focused on short tail lines of reinsurance. Talbot is the Bermuda parent of the specialty insurance group primarily operating within the Lloyd's insurance market through Syndicate 1183.  Western World is a U.S. specialty lines insurance company focused on excess and surplus lines.  AlphaCat is a Bermuda based investment adviser managing capital for third parties and Validus in insurance linked securities and other property catastrophe reinsurance investments.

About ADM Crop Risk Services

ADM Crop Risk Services (“CRS”) is a primary crop insurance general agent based in Decatur, Illinois. CRS was established in 1982 as ASI AgriServe Inc. In 2010, ADM acquired 100 percent of the shares of ASI, and the company became ADM Crop Risk Services.

CRS aims to provide farmers with affordable crop income protection, superior service and utmost integrity.

Contacts:
Investors:
Validus Holdings, Ltd.
investor.relations@validusholdings.com
+1-441-278-9000

or
Media:
Brunswick Group
Charlotte Connerton / Mustafa Riffat
+1-212-333-3810

Cautionary Note Regarding Forward-Looking Statements

This press release may include forward-looking statements, both with respect to the Company and its industry, that reflect our current views with respect to future events and financial performance. Statements that include the words "expect", "intend", "plan", "believe", "project", "anticipate", "will", "may" and similar statements of a future or forward-looking nature identify forward-looking statements. All forward-looking statements address matters that involve risks and uncertainties, many of which are beyond the Company's control. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements and, therefore, you should not place undue reliance on any such statements. We believe that these factors include, but are not limited to, the following: 1) unpredictability and severity of catastrophic events; 2) rating agency actions; 3) adequacy of Validus' risk management and loss limitation methods; 4) cyclicality of demand and pricing in the insurance and reinsurance markets; 5) statutory or regulatory developments including tax policy, reinsurance and other regulatory matters; 6) Validus' ability to implement its business strategy during "soft" as well as "hard" markets; 7) adequacy of Validus' loss reserves; 8) continued availability of capital and financing; 9) retention of key personnel; 10) competition; 11) potential loss of business from one or more major insurance or reinsurance brokers; 12) Validus' ability to implement, successfully and on a timely basis, complex infrastructure, distribution capabilities, systems, procedures and internal controls, and to develop accurate actuarial data to support the business and regulatory and reporting requirements; 13) general economic and market conditions (including inflation, volatility in the credit and capital markets, interest rates and foreign currency exchange rates); 14) the integration of businesses Validus may acquire or new business ventures Validus may start; 15) the effect on Validus' investment portfolios of changing financial market conditions including inflation, interest rates, liquidity and other factors; 16) acts of terrorism or outbreak of war; and 17) availability of reinsurance and retrocessional coverage, as well as management's response to any of the aforementioned factors.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the risk factors included in Validus' most recent reports on Form 10-K and Form 10-Q and other documents of the Company on file with or furnished to the U.S. Securities and Exchange Commission (“SEC”). Any forward-looking statements made in this press release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by Validus will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Validus or its business or operations. Except as required by law, the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

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